NYSE: MMP

Date:    Nov. 15, 2013
Contact:    Investors:    Media:
Paula Farrell            Bruce Heine
(918) 574-7650            (918) 574-7010
paula.farrell@magellanlp.com    bruce.heine@magellanlp.com

Magellan Midstream Closes Rocky Mountain Pipeline Acquisition
TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that it has closed on its previously-announced acquisition of Rocky Mountain pipeline assets from Plains All American Pipeline, L.P. (NYSE: PAA).
The pipeline system includes approximately 550 miles of common carrier pipeline that distributes refined petroleum products in Colorado, South Dakota and Wyoming. The system includes 4 terminals with nearly 1.7 million barrels of storage.
“This Rocky Mountain pipeline system is a strategic fit with Magellan’s existing asset footprint, leveraging our refined products expertise and existing customer relationships while extending the reach of our pipeline system to allow us to serve new geographic markets,” said Michael Mears, chief executive officer.
Magellan funded the $135 million purchase price primarily with proceeds from the partnership’s recent debt offering.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to more than 40% of the nation’s refining capacity, and can store over 80 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Although management of Magellan Midstream Partners, L.P. believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors associated with the acquisition that may have a direct impact on the partnership’s results of operations and financial condition are: (1) price fluctuations and overall demand for refined petroleum products in the United States; (2) changes in the partnership’s tariff rates or other terms imposed by state or federal regulatory agencies; (3) shut-downs or cutbacks at major refineries or other businesses that use or supply the partnership’s services; (4) the occurrence of an operational hazard or unforeseen interruption; (5) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending and (6) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012 and subsequent reports on Forms 8-K and 10-Q. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.